Exhibit T3A.38.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DIRECT III ACQUISITION SUB, INC.
     Douglas L. Feist, President of DIRECT III ACQUISITION SUB, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that pursuant to Section 242 of the Delaware General Corporation Law:
     (i) By written consent dated as of November 7, 2001, the Board of Directors of the Corporation adopted a resolution setting forth an amendment to Article First of the Certificate of Incorporation (a copy of such amendment is set forth below), declaring it advisable that such amendment to the Certificate of Incorporation be adopted, and directing the same to be submitted to the stockholder of the Corporation for consideration.
     (ii) By written consent dated as of November 7, 2001, the following amendment to Article First of the Certificate of Incorporation, was duly adopted by the sole stockholder of the Corporation:
AMENDMENT TO CERTIFICATE OF INCORPORATION
     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and shall read as follows:
     1. The name of the corporation is:
Student Loan Xpress, Inc.
     FURTHER RESOLVED, that each of the officers of the Corporation be, and each is hereby, individually authorized in the name of and on behalf of the Corporation to perform all acts necessary to effectively accomplish the foregoing resolution.
     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation, acting for and on the behalf of the Corporation, has executed this certificate as of the 7th day of November, 2001.

/s/ Douglas L. Feist
DOUGLAS L. FEIST, President

219976
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:57 AM 11/08/2001
010564386 - 3310022